EXHIBIT 99.1


FOR IMMEDIATE RELEASE
June 19, 2007

Contact:

Media
Wendy Goldberg
Six Flags
212 652 9393

Investors
William R. Schmitt
ICR Inc.
203 682 8200
investors.sixflags.com; investors@sftp.com
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       SIX FLAGS ACQUIRES 40% EQUITY INTEREST IN DICK CLARK PRODUCTIONS

New York, NY - June 19, 2007 - Six Flags, Inc. [NYSE: SIX], the world's largest regional theme park company, announced today that it has acquired a 40% equity interest in dick clark productions, Inc. ("dcpi"). RedZone Capital ("RedZone"), a Virginia-based private equity fund managed by Six Flags directors Daniel M. Snyder and Dwight C. Schar, will acquire the majority 60% interest.

Mark Shapiro, Six Flags President and CEO, said, "Over the last year and a half, we have been working to transform Six Flags into an ideal experience and destination for unparalleled family entertainment; this transaction is another step in that evolution."

Founded by television legend Dick Clark, dcpi is owner of the world's most unique and extensive library of live televised music and is a leading independent producer of television programming and special events, many of which continue to shape America's entertainment legacy, including:

o The internationally televised Golden Globe Awards (R) (1983-present, NBC), the first of each season's major awards ceremonies, which celebrate film and television achievements;

o The American Music Awards (R) (1975-present, ABC), honoring the year's best work in music;

o Academy of Country Music Awards (R) (1979-present, CBS), which recognize the year's top artists in country music;

o New Year's Rockin' Eve (R), which has been an American tradition since 1972, bringing major entertainment and music stars to New York City's Times Square to celebrate the midnight "ball drop" countdown to the New Year;

o "American Bandstand,"(R) the groundbreaking legendary television show which still represents the music industry's gold standard for introducing and launching generations of artists into mainstream consumer awareness;

o "Bloopers(R)," a series which aired "cutting-room floor" moments that actors hoped would never see the light of day.

dcpi is also the co-producer of the top-rated summer television series "So You Think You Can Dance," which is in its third season on the Fox television network.

The transaction will broaden and diversify Six Flags' business beyond its current operations of 20 parks, enhance its in-park entertainment offerings, generate new growth opportunities, and provide a wide range of synergies. Through this investment, as well as through a license of certain rights to be granted to Six Flags as part of the transaction, possible opportunities for the company include:

o  "So You Think You Can Dance" special events to drive attendance at Six Flags;

o Award show ticket sweepstakes and promotions to spur Six Flags season pass sales at all 20 of its parks;

o  SixFlags.com lottery for backstage passes to the American Music Awards;

o Exclusive theme park use of dcpi libraries, including "American Bandstand," "Bloopers," and past award shows for in-park use and marketing;

o Rebranding the company's Thursday Night Summer Concert Series as the American Music Awards Concert Series in 2008;

o  "American Bandstand" concerts at Six Flags; and

o Access to dcpi's production resources, enabling exploration of original content development.

Shapiro continued, "These are extraordinary assets and by leveraging dcpi's family-focused brands and synergies within our parks, we can grow our core business and stretch the definition of Six Flags into other areas of consumer entertainment. Combined with the marketing and sponsorship expertise that RedZone and Dan Snyder bring to the table, we believe this transaction will drive long-term shareholder value."

The total purchase price for dcpi is $175 million; Six Flags acquired its 40% equity interest for $40 million. Daniel M. Snyder will become Chairman of the Board of Directors of dcpi, and Mark Shapiro and Michael Antinoro, Six Flags Executive Vice President of Entertainment and Marketing, will be members of the board. Terry Bateman, formerly Chief Marketing Officer of the Washington Redskins where he was responsible for the team's marketing, sponsorship and business strategy, will be dcpi's Chief Executive Officer. dcpi also has formed a relationship with top Los Angeles-based talent and literary agency Creative Artists Agency for representation.

Six Flags, Inc. will conduct a teleconference to discuss the transaction at 4:30 pm EDT on Thursday, June 21, 2007 The teleconference will be broadcast live to all interested persons as a listen-only webcast on http://investors.sixflags.com/.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags celebrated its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.

About dick clark productions

dick clark productions, inc. is a diverse entertainment enterprise. It is a leading independent producer of a wide range of television programming for broadcast networks, cable networks, distributors and advertisers, as well as a leader of award-winning communications experiences from live events and meetings to integrated marketing programs for major corporations.

dick clark productions, inc. has created and produced thousands of hours of entertainment programming - original shows as well as exploitation of key assets such as "American Bandstand(R)" and "Bloopers." Award and entertainment specials, movies-for-television, and an increasing number of series highlight the growing production schedule and library. Additionally, Dick Clark Productions licenses the Dick Clark's American Bandstand Theater(TM) in Branson, MO and a group of casual dining and fast casual Dick Clark branded restaurants in select US cities.


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